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                                                                    Exhibit 23.1









                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Six Flags, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-3 of Six Flags, Inc. of our report dated March 14, 2000, relating to the consolidated balance sheets of Six Flags, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Six Flags, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.


                                                       KPMG LLP


Oklahoma City, Oklahoma
December 11, 2000